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                                                                       EXHIBIT 1

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

                  Amendment No. 2 to the Rights Agreement, dated as of August 30, 2000, by and between Sybron Chemicals Inc., a Delaware corporation (the "Company"), and Fleet National Bank (formerly BankBoston, N.A.) (the "Rights Agent").

                              W I T N E S S E T H :
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                  WHEREAS, on August 7, 1998 the Company and the Rights Agent
entered into a Rights Agreement (the "Original Agreement");

                  WHEREAS, on April 20, 1999, the Company and the Rights Agent entered into Amendment No. 1 to the Original Agreement (the Original Agreement, as amended by such amendment, is hereinafter referred to as the "Agreement" and the terms of which are incorporated herein by reference and made a part hereof);

                  WHEREAS, the Company, with the unanimous approval of the Board of Directors of the Company, has duly authorized the execution and delivery of this Amendment No. 2 and this Amendment No. 2 is executed by the Company and the Rights Agent pursuant to Section 26 of the Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

                  1. Defined Terms. Terms defined in the Agreement and used and not otherwise defined herein shall have the meanings given to them in the Agreement.

                  2. Amendment of Section 1. Section 1 of the Agreement is amended to add the following at the end of the paragraph entitled "Acquiring Person":

                  "Notwithstanding anything to the contrary contained in this Agreement, neither Bayer Corporation, an Indiana corporation ("Parent"), nor Project Toledo Acquisition Corp., a Delaware corporation ("Purchaser"), shall at any time come within the definition of an Acquiring Person as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 30, 2000, among Parent, Purchaser and the Company (as such agreement may be amended from time to time, the "Merger Agreement")."

                  3. Amendment of Section 3(a). Section 3(a) of the Agreement is hereby amended to add the following paragraph at the end thereof:
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                           "Notwithstanding anything to the contrary contained
                  in this Agreement, the occurrence of (A) the approval, execution and delivery of the Merger Agreement and the Stockholder Agreement by and among Parent, Purchaser and certain stockholders of the Company (as such agreement may be amended from time to time, the "Stockholder Agreement"), (B) the consummation of the transactions contemplated by the Merger Agreement or the Stockholder Agreement or (C) the announcement of any of the foregoing events will not, individually or collectively, cause (i) the Rights to become exercisable or (ii) the occurrence of a Distribution Date, a Triggering Event or a Stock Acquisition Date."

                  4. Amendment of Section 7. Section 7 of the Agreement is hereby amended to add the following at the end thereof:

                           "(g) Notwithstanding anything to the contrary
                  contained in this Agreement, immediately prior to the acceptance for payment of shares of Common Stock pursuant to the Offer (as defined in the Merger Agreement), all Rights granted by this Agreement shall become null and void, this Agreement shall be terminated and all provisions of this Agreement, collectively and separately, shall be without effect (including, without limitation, all sections pertaining to redemption of the Rights)."

                  5. Rights Agreement as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this Amendment No. 2 shall be effective as of August 30, 2000, as if executed on such date. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

                  6. Miscellaneous. This Amendment No. 2 shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware.

                     [Remainder of Page Intentionally Blank]



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                  IN WITNESS WHEREOF, the parties have caused this Amendment No.
2 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                            SYBRON CHEMICALS INC.


By: /s/ John H. Schroeder                          By: /s/ Richard M. Klein
    ---------------------                              --------------------
    Name: John H. Schroeder                            Name: Richard M. Klein
    Title: Executive Vice President                    Title: President

Attest:                                            FLEET NATIONAL BANK


By: /s/  Sandra Burgess                            By: /s/ Margaret Prentice
    -------------------                                ---------------------
    Name: Sandra Burgess                               Name: Margaret Prentice
    Title: Account Manager                             Title: Managing Director


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